First Amended and Restated Exclusive License Agreement For Tostrex®

Between

STRAKAN INTERNATIONAL LIMITED

And

Cellegy Pharmaceuticals, Inc.

Confidential

________________________________

[*]	designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

i

2.4	Competing Products	8
2.5	Right of First Negotiation Regarding Licensee Product in North America	9
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		9
3.1	Representations and Warranties of Cellegy	9
3.2	Representations and Warranties of Licensee	13
ARTICLE 4 MANAGEMENT OF THE COLLABORATION		13
4.1	Steering Committee.	13
4.2	Responsibilities of the Steering Committee	14
4.3	Voting; Deadlocks	16
4.4	Approval Plan; Marketing Plan.	16
ARTICLE 5 REGULATORY MATTERS; APPROVALS		17
5.1	Regulatory Matters; Approvals	17
5.2	Reversion of Product Rights in Certain Circumstances	19
5.3	Cooperation Regarding Material Events	19
5.4	Copies of Documents	19
5.5	Approval Application in Sweden	19
5.6	Meetings With Regulatory Authorities	20
5.7	Inspection	20
5.8	Clinical Trials	20
5.9	Cellegy Obligations	21
5.10	Approvals	22
ARTICLE 6 POST- APPROVAL RESPONSIBILITIES		22
6.1	Responsibility	22
6.2	Collaboration	23
6.3	Insurance	23
ARTICLE 7 INFORMATION; DATA; PHARMACOVIGILENCE		23
7.1	Clinical Data	23
7.2	Safety Data Base	23
7.3	Adverse Events	25
7.4	Product Complaints	25
ARTICLE 8 MILESTONE PAYMENTS; ROYALTIES AND RELATED PAYMENTS		25
8.1	Milestone Payments	25
8.2	Sales Milestones	25
8.3	Fee Conditions.	25
8.4	Royalties in General	26
8.5	Period for Royalty Payments; Residual Payments	26
ARTICLE 9 ROYALTY REPORTS AND ACCOUNTING		26
9.1	Quarterly Royalty Reports; Records	26
9.2	Payment Due Dates	27
9.3	Right to Audit Licensee	27

ARTICLE 10 MARKETING		30
10.1	General Promotional Duties	30
10.2	Marketing Effort; Minimum Expenditures for Commercialization	30
10.3	Licensee’s Failure to Commercialize in the Territory	30
10.4	Minimum Sales	31
ARTICLE 11 MANUFACTURING; SUPPLY OF LICENSED PRODUCT		33
11.1	Production and Supply of Product	33
11.2	Forecasts	33
11.3	[*]	33
11.4	Pricing	33
11.5	Warranty Limitiation; Disclaimer	24
11.6	Recalls	24
ARTICLE 12 PATENT RIGHTS		35
12.1	No Ownership By Licensee	35
12.2	New Cellegy Inventions/Improvements to the Licensed Product	35
12.3	Improvements by Licensee	35
ARTICLE 13 CELLEGY MARKS		36
13.1	Use of Cellegy Marks by Licensee	36
13.2	Acknowledgment of Ownership	36
13.3	Marking	36
13.4	Registration	36
13.5	Termination of Use	38
13.6	Trademarks	38
ARTICLE 14 INFRINGEMENT; INDEMNIFICATION AND OTHER CLAIMS		38
14.1	Infringement of Intellectual Property Rights	38
14.2	Alleged Infringement of Third Party Intellectual Property Rights	40
14.3	Product Liability Claims	40
14.4	Notice from Licensee	41
14.5	Indemnification	41
ARTICLE 15 CONFIDENTIALITY		42
15.1	Treatment of Confidential Information	42
15.2	Right to Disclose	42
15.3	Release From Restrictions	44
15.4	Confidentiality of Agreement	44
15.5	Return of Confidential Information	44
15.6	Previous Confidentiality Agreements	44
ARTICLE 16 TERM; TERMINATION		45

16.1	Term	45
16.2	Bilateral Termination Rights	45
16.3	Cellegy’s Right to Terminate	45
16.4	Licensee’s Right to Terminate	47
16.5	Rights Upon Termination or Expiration	47
ARTICLE 17 REGISTRATION OF LICENSE; LIMITATION OF LIABILITY		50
17.1	Registration	50
17.2	Limitation of Liability	50
ARTICLE 18 GENERAL PROVISIONS		50
18.1	Force Majeure	50
18.2	Further Assurances	52
18.3	Severability	52
18.4	Notices	52
18.5	Assignment	53
18.6	Amendment	53
18.7	Entire Agreement	53
18.8	Waiver	53
18.9	No Implied Licenses	53
18.10	Injunctions	54
18.11	Independent Contractors	54
18.12	No Third Party Beneficiaries	54
18.13	Governing Law	54
18.14	Resolution of Disputes	54
18.15	Headings	55
18.16	Counterparts	55
18.17	Late Payment	56
18.18	Strakan Group Limited Guarantee	56

SIGNATURES

EXHIBIT A LICENSED PRODUCT
EXHIBIT B COUNTRIES IN THE TERRITORY
EXHIBIT C MINIMUM SALES REQUIREMENTS
EXHIBIT D PATENT RIGHTS
EXHIBIT E CELLEGY MARKS
EXHIBIT F STRAKAN GROUP GUARANTEE
EXHIBIT G ADVERSE EVENT REPORTING ADDENDUM

FIRST AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS FIRST AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (this "Agreement") is made and entered into as of January 16, 2006 (the “Agreement Date”), by and between Cellegy Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 1800 Byberry Road, Building 13, Huntingdon Valley, PA, 19006-3525 USA ("Cellegy"), and Strakan International Limited, a company organized and existing under the laws of Bermuda with a branch office at Buckholm Mill, Galashiels, TD1 2HB, UK ("Licensee”").

BACKGROUND

A. Cellegy owns or possesses certain intellectual property rights with respect to the Licensed Product (as hereinafter defined) and certain rights pertaining to Cellegy’s Marks (as hereinafter defined)

B. The Parties previously entered into an Exclusive License and Distribution Agreement (“Prior Agreement”) dated as of July 9, 2004 (the “Effective Date”), pursuant to which Licensee obtained an exclusive license to certain rights to the Licensed Product under such intellectual property rights, and to Cellegy’s Marks within the Territory (as hereinafter defined).

C. The Parties desire to amend the Prior Agreement in various respects, as reflected in this Agreement.

AGREEMENT

Commencing with the Agreement Date, this Agreement shall amend, restate and supersede in its entirety the Prior Agreement. In consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties (as hereinafter defined) mutually agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

  “Affiliates” shall mean, with respect to any party, any person, which, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term control (including with correlative meanings, the terms controlled by and under common control with) means having the power, whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity) to:

(i) exercise or control the right to vote attached to 50% or more of the issued shares in the party;

(ii) dispose of or exercise a right of disposal in respect of 50% or more of the issued voting shares in the party;

(iii) appoint one half or more of the number of directors to the board of the party; or

(iv) determine substantially the conduct of the party’s business activities.

“Agreement” means this First Amended and Restated Exclusive License Agreement.

“Approvals” are registration approvals, registrations or authorizations provided by the Relevant Regulatory Authority in the Territory for the [manufacture,]importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product, but excluding any pricing approvals that may be required by any Relevant Regulatory Authority of a country within the Territory.

“Cellegy Information” means the technical and clinical information concerning the Licensed Product that is developed by Cellegy and that is included in the new drug application filed with the Relevant Regulatory Authority in Sweden, and Cellegy’s European common technical document format, and which may include, without limitation, data in support of indications, bioequivalency data and information, clinical data, pharmaco-toxicological data, analytical methods, stability and pharmaceutical data concerning the Licensed Product, and any other related supporting documentation or other information or materials in Cellegy’s possession from time to time that Cellegy may in its discretion from time to time develop before the date that all required Approvals are obtained and that may be necessary for, or useful in connection with obtaining and maintaining Approvals for the Licensed Product in the Territory.

“Cellegy Marks” means the trademarks, service marks and/or trade names owned by Cellegy or that Cellegy has the right to use in connection with the Licensed Product as set forth on Exhibit E hereto and as further described in Section 13.1, that are used by Licensee, its Affiliates or Sublicensees in connection with the importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product.

“Cellegy Patents” means the patents identified on Exhibit D hereto.

“Cellegy Supply Agreement” means the supply agreement between Cellegy and Manufacturer to Licensee governing the supply of the Licensed Product to Cellegy or Cellegy’s nominees or licensees outside the Territory and incorporating the terms and conditions of a relevant Technical Agreement.

“Cellegy Surcharge” means 10% of the per unit cost.

“Commercially Reasonable and Diligent Efforts” shall mean with respect to Development and commercialization of the Licensed Product, a Party’s reasonable efforts no less than those efforts used by the Party in its other development, commercialization or marketing projects with other technologies and products having comparable commercial potential.

“Competing Licensed Products” has the meaning set forth in Section 2.4.

“Current SmPC” has the meaning set forth in Section 11.4.

“Development” (including variations such as “Develop” and the like) shall mean all appropriate measures, steps and the like that are necessary to prepare and compile dossiers appropriate for obtaining Approvals for the Licensed Product in the Territory and conducting clinical trials in the Territory (if required). As it relates to Cellegy, “Development” shall mean that Cellegy shall provide Licensee a copy of the dossier concerning the Licensed Product filed by Cellegy with the Relevant Regulatory Authority in Sweden, and such other materials relating thereto or to obtaining other Approvals for the Licensed Product in the Territory as Cellegy may in its discretion from time to time develop before the date that all required Approvals are obtained.

“Dollars” or “$” means United States dollars.

“Effective Date” means the date set forth at the beginning of the Prior Agreement.

“Euros” or “€” shall mean currency denominated in Euros.

“GMP” means good manufacturing practices in conformity with the regulations and regulatory interpretations of the Relevant Regulatory Authorities in each country in the Territory, including without limitation EU cGMP such regulations covering good manufacturing practices set forth in the relevant legislation or guidelines and applicable to the Territory, as such regulations may be amended and interpreted by the Relevant Regulatory Authorities from time to time.

“Intellectual Property Rights” means all rights and interests, vested or arising out of any industrial or intellectual property, whether protected at common law or under statute, which includes (without limitation) the Patent Rights, Trade Marks and Know-How and any rights and interests in inventions (both patentable and unpatentable), patents, copyrights, moral rights, designs (whether registered or unregistered), trade marks (whether registered or unregistered), trade secrets, goodwill, samples, materials, data, results and Confidential Information.

“Know-How” means all data, information, methods, procedures, processes and materials, which is or comes to be possessed, acquired, licensed or owned by Cellegy as of the Effective Date and from time to time thereafter of this Agreement, to the extent that such data, information, methods, procedures, processes and materials specifically relate to the manufacture, development, testing or use of the Licensed Product, including but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data (other than such Know-How which is the subject of a patent or of a provisional or filed patent application), and for which Cellegy has the right to license, disclose or provide to Licensee.

“Launch Date” means following Approval the date upon which the Licensed Product is first commercially offered for sale in a country in the Territory, determined on a country by country basis.

“Licensed Product” means the pharmaceutical product known as Tostrex® (testosterone) 2% topical testosterone gel for the treatment of male hypogonadism, in the pharmaceutical presentation described in Exhibit A.

“Licensee Product” has the meaning set forth in Section 2.4.

“Licensee Supply Agreement” means the supply agreement between Licensee and Manufacturer governing the supply of the Licensed Product to Licensee by Manufacturer for the Territory and incorporating the terms and conditions of a relevant Technical Agreement.

“Loss” means any and all loss, liability, damage, fee, cost, (including without limitation actual reasonable court costs and reasonable attorneys’ fees regardless of outcome) expense, suit, claim, demand, judgment and prosecution.

“Major European Countries” shall mean France, Germany, Italy, Spain and United Kingdom.

“Manufacturer” means Cellegy’s nominated Third Party manufacturer of the Licensed Product or any other manufacturer nominated by Cellegy or by Licensee.

“Minimum Sales” means agreed targets for unit sales of Licensed Product in the Territory, as set forth on Exhibit C hereto.

“M.R.P” means the mutual recognition procedure as defined in Article 28 of European Directive 2001/83/EC.

“Net Sales” means the gross proceeds from sales of the Licensed Product that is due, or otherwise received by, Licensee, or its Affiliates or its Sublicensees from Third Party customers for such Licensed Product, less:

(i) reasonable credited allowances actually granted to such Third Party customers,

(ii) the amounts of reasonable trade and cash discounts actually allowed, to the extent such trade and cash discounts are specifically allowed on account of the purchase of such Licensed Product,

(iii) sales taxes, excise taxes, use taxes and import/export duties and any other government charges (other than taxes on income) actually due or incurred or paid by Licensee, or its Affiliates or Sublicensees, in connection with the sales of the Licensed Product to any Third Party, and

(iv) reasonable allowances, adjustments, reimbursements, discounts, chargebacks and rebates actually granted to Third Parties, including, but not limited to, rebates given to health care organizations or other Third Parties, and any bona fide payment made in respect of any sales of Licensed Product to any governmental or quasi-governmental body or agency, whether during the actual royalty period or not.

“Party” means Cellegy or Licensee, and Parties shall mean both Cellegy and Licensee.

“Patent Rights” means (i) the patents and patent applications listed in Exhibit D hereto and any patents and patent applications existing as of the Effective Date; (ii) any patent or patent application hereafter which is acquired by Cellegy or under which Cellegy becomes licensed and with the right to sublicense to Licensee, during the term of this Agreement, in each case of (i) and (ii) above relating to the Licensed Product, its manufacture, use or sale, including methods of use and screening or processes that use the Licensed Product; (iii) any divisionals, continuations and continuations-in-part defined in (i) or (ii); (iv) any extension, renewal or reissue or patent identified in any reissue or re-examination of any patent or patent application identified in (i) through (iv), in each case, to the extent that such items relate to the Licensed Product. Such items set forth in sub-items (i) through (iv) will be identified and added by the Parties to Exhibit D from time to time during the term of this Agreement.

“Relevant Regulatory Authority”, in relation to a country or region in the Territory, means the governmental authority, regulating the use, importation, storage, Development, promotion, marketing, distribution or sale of therapeutic substances and the grant of Approvals in such country or region.

“Steering Committee” means the Steering Committee, as described in Article 4 of this Agreement.

“Sublicensee” means any person to whom Licensee sublicenses the rights, or any portion thereof, granted by Cellegy to Licensee pursuant to Section 2.1 hereof.

“Technical Agreement” means the agreements between Cellegy and Manufacturer for Licensed Product supplied outside the Territory, and between Licensee and Manufacturer for Licensed Product supplied within the Territory, defining the roles and responsibilities for the parties to the Technical Agreements in relation to, inter alia, (i) manufacture and supply of the Licensed Product pursuant to GMP; and (ii) regarding regulatory, safety and pharmacovigilence issues, the terms and conditions of which are incorporated into any supply agreement for the Licensed Product.

“Territory” means the countries listed on Exhibit B hereto.

“Third Party” means any party other than Cellegy or Licensee, or Licensee’s Affiliates or Sublicensees.

ARTICLE 2
GRANT OF LICENSE

2.1 Grant. Cellegy hereby grants to Licensee an exclusive, royalty-bearing, license, with a right to sublicense as set forth herein, under all of Cellegy’s Intellectual Property Rights to manufacture or have manufactured anywhere in the world, import, store, Develop, have Developed (through agreements with contract research organizations or similar Third Parties, performing work on behalf of and for the benefit of Licensee), promote, market, distribute, offer for sale, and sell the Licensed Product within the Territory, and to use Cellegy’s Intellectual Property Rights in connection with the importation, storage, Development, promotion, marketing, distribution and sale of Licensed Product and obtaining any Approvals hereunder, in each of the above cases only in relation to promotion, marketing, distribution, offer for sale and sale of the Licensed Product within the Territory. Licensee’s rights to the Licensed Product and the Intellectual Property Rights are limited to those expressly granted, and all others are reserved to Cellegy.

2.2 Right to sub-license. Subject to Section 2.5 below, Licensee may sub-license any of its rights or obligations under this Agreement, directly or indirectly, in whole or in part:

(a) to Third Parties approved by Cellegy in writing, which approval will not be unreasonably withheld or delayed; and

(b) to a Cellegy approved Third Party Manufacturer in the case of Licensee sub-licensing the rights to manufacture the Licensed Product and subject to appropriate confidential disclosure by Cellegy of the Cellegy Information and Know-How which Cellegy shall disclose to allow the manufacture of the Licensed Product by such Manufacturer; and

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

(c) to any of its Affiliates that are engaged primarily in the business of manufacture, importation, storage, Development, promotion, marketing, distribution and sale of pharmaceutical products, as Licensee sees fit.

Any such sublicense shall not relieve Licensee of any of its obligations hereunder, and Licensee shall remain responsible and liable for compliance by any such Third Party, Affiliate or Sublicensee with this Agreement, all relevant laws, regulations and requirements relating to the importation, distribution, marketing, promotion and sale of the Licensed Product in the Territory, and any acts or omissions by any such Third Party, Affiliate or Sublicensee that would constitute a breach of this Agreement if such sublicense had not been entered into and the actions or omissions were those of Licensee rather than the Third Party, Affiliate or Sublicensee. Any sublicense agreement shall contain terms and conditions that are not inconsistent with those of this Agreement.

2.3 Acceptance of Appointment; Sales Outside Territory.

(a) Licensee hereby accepts appointment as Cellegy's exclusive licensee of Licensed Product in the Territory, as provided in Section 2.1 above.

(b) Licensee shall not, and Licensee shall use all Commercially Reasonable and Diligent Efforts to ensure that its officers, directors, employees, Affiliates, agents or representatives (collectively, "Agents") shall not, without the prior written consent of Cellegy, directly or indirectly promote, sell, distribute or otherwise make available (for remuneration or gratuitously) Licensed Product outside the Territory or sell, distribute or otherwise make available (for remuneration or gratuitously) Licensed Product to persons outside the Territory for the purpose of resale or distribution (whether for remuneration or gratuitously) outside the Territory. Without limiting the foregoing, Licensee agrees to use all Commercially Reasonable and Diligent Efforts to ensure compliance with the preceding sentence, including without limitation placing appropriate notices on the labels of Licensed Products; provided, however, that Licensee shall not be obligated to include any notices in a particular country in the Territory that would conflict with any relevant requirements of the Relevant Regulatory Authority for such country, and Licensee’s failure or refusal to include any such notices in such circumstances shall not constitute a breach of any provision of this Agreement.

2.4 Competing Products. During the term of this Agreement, or, if earlier, the maximum period of time permitted by applicable European Union regulations, Licensee shall not, and shall use all Commercially Reasonable and Diligent Efforts to ensure that its officers, directors, employees, Affiliates, Sublicensees, agents or representatives (collectively, "Agents") shall not, directly or indirectly, promote, sell or distribute products within the Territory that are directly competitive in the treatment of male hypogonadism or such other indications for the Licensed Product as may be added to this Agreement (the “Competing Licensed Products”), excluding Licensee’s [*] (the “Licensee Product”). For the avoidance of doubt, this shall not preclude Licensee from conducting research and development in relation to projects or products
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission that may be associated with the treatment of male hypogonadism or such other indication for the Licensed Product added to this Agreement. If applicable law or applicable European Union regulations provide that the foregoing covenant is unenforceable or require that the duration of the foregoing covenant be shorter than the term of this Agreement, then if at any time during the term of this Agreement when such covenant is not effective Licensee or its Agents directly or indirectly promote, sell or distribute Competing Licensed Products, Cellegy may terminate this Agreement with respect to any country where such Competing Licensed Products are being promoted, sold or distributed by delivery of written notice to Licensee.

2.5 Right of First Negotiation Regarding Licensee Product in North America. Before Licensee enters into any agreement with any Third Party which includes the right to develop, promote, distribute or sell the Licensee Product for use in males in territories that include the United States of America or Canada (“North America”), or any agreement with any Third Party which includes worldwide rights to develop, promote, distribute or sell the Licensee Product, Licensee shall first offer to Cellegy in writing (the “Negotiation Notice”) a one-time right of exclusive first negotiation to negotiate with Licensee concerning exclusive development, marketing and/or distribution rights in North America (or worldwide, as the case may be) for such Licensee Product, for a negotiation period not to exceed [*] (the “Negotiation Period”). Cellegy shall exercise the Right of First Negotiation granted herein by providing written notice of its election (the “Exercise Notice”) to Licensee within [*] after the date of delivery of the Negotiation Notice to Cellegy. The Negotiation Period shall commence upon delivery to Licensee of the Exercise Notice. During the Negotiation Period, Licensee shall not enter into any agreement with any person other than Cellegy with respect to the development, promotion, distribution or sale of the Licensee Product within any country in North America (or worldwide, as the case may be). During the Negotiation Period, the Parties shall negotiate in good faith; provided, however, that nothing in this Article shall be deemed to create a legal obligation on the part of Licensee to enter into any such agreement. This Right of First Negotiation shall terminate upon the first to occur of (i) Cellegy’s failure to timely deliver its Exercise Notice following receipt of the Negotiation Notice; (ii) the expiration of the Negotiation Period; (iii) the mutual termination of negotiations by the Parties conducted under this Article; or (iv) the effective date of termination of this Agreement by either Party as provided elsewhere in this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Cellegy. Cellegy hereby represents and warrants to Licensee that:

(a) Cellegy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Cellegy. This Agreement has been duly executed and delivered by Cellegy and constitutes the valid, binding and enforceable obligation of Cellegy, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b) Cellegy is not subject to, or bound by, any provision of: (i) its articles of incorporation or by-laws, (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Cellegy of this Agreement and the obligations contained herein, including without limitation, the grant to Licensee of the license described in Section 2.1 hereof.

(c) Cellegy is the exclusive owner of all right, title and interest in the Patent Rights in the applicable countries in the Territory, and the patent applications included in the Patent Rights have been duly filed and contain no material errors. Cellegy shall maintain all Patent Rights for the full duration of this Agreement. Attached hereto as Exhibit D is a complete and accurate list of all patents and patent applications included in the Patent Rights.

(d) Cellegy is the exclusive owner of all right, title and interest in the Cellegy Marks in the Territory. Cellegy shall maintain at its sole expense where applicable all Cellegy Marks for the full duration of this Agreement. Attached hereto as Exhibit E is a complete and accurate list of all trade marks and trade mark applications included in the Cellegy Marks.

(e) To the best of Cellegy’s knowledge, neither the development, use or sale of the Licensed Product or the practice of any of the inventions included in the Patent Rights or the use of the Cellegy Marks or the use of the Know-How by Licensee as contemplated by this Agreement infringes upon any Third Party’s know-how, patent, trade mark or other intellectual property rights in the Territory.

(f) To the best of Cellegy’s knowledge, there is no Third Party using or infringing any or all of the Patent Rights or the Cellegy Marks in derogation of the rights granted to Licensee in this Agreement.

(g) To the best of Cellegy’s knowledge, there is no interference or opposition actions or litigations pending or any communication, which threatens interference or opposition actions or litigation before any patent and trade mark office, court or any other governmental entity in any jurisdiction in regard to the Patent Rights or the Cellegy Marks.

(h) Cellegy represents and warrants that, to the best of its knowledge, it has furnished or will furnish (in accordance with the terms of this Agreement) to Licensee all of the Know-How which Cellegy owns or possesses.

(i) CELLEGY MAKES NO REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY PROVIDED HEREUNDER, AND CELLEGY HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, OR THE FITNESS FOR A PARTICULAR PURPOSE, OF THE LICENSED PRODUCT OR THE KNOW-HOW. EXCEPT AS MAY BE EXPRESSLY PROVIDED ELSEWHERE HEREIN, CELLEGY MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT IS OR WILL BE SHOWN TO BE SAFE OR EFFECTIVE FOR ANY INDICATION. THE FOREGOING SHALL NOT REDUCE THE SCOPE OF ANY REPRESENTATION OR WARRANTY OF CELLEGY EXPRESSLY MADE TO LICENSEE HEREIN.

(j) Cellegy will use all Commercially Reasonable and Diligent Efforts to ensure that Cellegy will not alter the Cellegy Information supplied to Licensee or the materials or processes described in that information in relation to any of the Licensed Product without the prior written notification to Licensee.

3.2 Representations and Warranties of Licensee. Licensee hereby represents and warrants to Cellegy as follows:

(a) Licensee is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda, having a branch office in the UK with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and constitutes the valid, binding and enforceable obligation of Licensee, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b) Licensee’s Affiliates shall not conduct themselves in such a way that Licensee will be in breach of any term or condition of this Agreement.

(c) Licensee currently is in compliance in all material respects with all applicable laws and has received, or will receive where relevant, all applicable pharmaceutical product certifications and registrations from appropriate governmental entities that are necessary to perform its obligations under this Agreement.

ARTICLE 4
MANAGEMENT OF THE COLLABORATION

4.1 Steering Committee.

(a) Upon execution of the Prior Agreement, Cellegy and Licensee established a Steering Committee (the “Steering Committee”) which shall have the responsibilities described in this Article 4. The Steering Committee shall be initially comprised of a total of six (6) members, of which three (3) members shall be appointed by Licensee and three (3) members

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission shall be appointed by Cellegy. The total number of Steering Committee members may be changed by the Steering Committee from time to time as appropriate, but in all cases it will be comprised of an equal number of members designated by each of Cellegy and Licensee, and in no event shall the Steering Committee be comprised of an aggregate of less than six (6) members. Each of Cellegy and Licensee may substitute its representatives from time to time and the substitution shall be effective upon notice to the other Party. The Steering Committee shall meet once every quarter during the first year of the term of this Agreement and thereafter at such other times as the Steering Committee may agree (but at least one time each year), on such dates and at such places as to be agreed upon between the Parties. Each representative on the Steering Committee will have one vote in decisions submitted to the Steering Committee. The meetings of the Steering Committee may be held in person or in any other reasonable manner, including, without limitation, by telephone, video conference or e-mail.

(b) [*] shall designate a Chairperson who will serve as such. The Chairperson shall send notices (not less than 15 business days in advance of such meetings) and agendas for all regular Steering Committee meetings to all Steering Committee members. The location of regularly scheduled Steering Committee meetings shall alternate among the offices of the Parties, unless otherwise agreed. Meetings may be held telephonically or by video conference, but each member shall attend at least one meeting in person each year. The Party hosting any Steering Committee meeting shall appoint one person (who need not be a member of the Steering Committee) to attend the meeting and record the minutes of the meeting. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and approval.

4.2 Responsibilities of the Steering Committee. The Steering Committee will be primarily responsible for activities relating to implementation of the activities contemplated by this Agreement. The Steering Committee shall, subject to the provisions set forth in this Agreement (including the dispute resolution procedures hereof), be the primary vehicle for interaction between the Parties with respect to the Development and commercialization of the Licensed Product in the Territory. In particular, the Steering Committee shall perform the following functions:

(a) exchange of information and facilitation of cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under this Agreement;

(b) perform such other functions as appropriate to further the purposes of this Agreement, as determined by the mutual agreement of the Parties;

(c) with the exception of the Approval application that Cellegy has already submitted in Sweden, prior to submitting any Approval application, the Steering Committee shall discuss the scope and content of such Approval application. The Steering Committee may
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission review and comment on all Approval applications, and such comments will be considered by the Parties as long as such comments are provided in a timely manner. In the event of a dispute within the Steering Committee or between the Parties directly or indirectly relating to the choice of countries within the Territory where Approval applications shall be filed and Approvals shall be obtained then clause 4.3 shall not apply. Licensee shall have final decision-making authority with respect to such Approval application issues; however, any such decisions shall be based on Licensee’s good faith belief that such decision is consistent with commercialization requirements of the Territory; and

(d) In the event that the Current SmPC requires substantial and significant changes as described in Section 11.4(b), then the Steering Committee shall review the timetable and the Approval Plan, and if it so determines to revise and modify such timetable and Approval Plan, then the time periods for obtaining Approvals (as set out in Section 5.1(b)) and consequently commercializing the Licensed Product (as set out in Sections 10.3(i) and (ii)) shall be extended by the amount of time determined by the Steering Committee.

(e) at the end of [*] review and attempt to agree on the Minimum Sales for [*].

4.3 Voting; Deadlocks. Each member of the Steering Committee shall have one vote, and all the decisions of the Steering Committee shall be made by a simple majority of the members of such committee; provided, however, that in the event the members of the Steering Committee are deadlocked and cannot reach a decision within three (3) days after notice of a deadlock with regard to any decision required to be made by such committee (each, a “Dispute”), then the Dispute shall be referred to the Chief Executive Officer of each Party.. If such Dispute is not resolved by the Chief Executive Officers within five (5) working days of such referral, then (i) Cellegy’s Chief Executive Officer (or such other officer as Cellegy determines) will have the authority to cast the tie-breaking vote with regard to such Dispute if, and only if, the Dispute relates to clinical studies or trials where, in Cellegy’s good faith opinion, the conduct or results of the studies or activities could have a detrimental effect on the commercial viability of the Licensed Product outside of the Territory, and (ii) for other kinds of Disputes, if the Chief Executive Officers cannot agree within such time period, then the Dispute shall be resolved by means of the dispute resolution procedures set forth in Section 18.14 of this Agreement.

4.4 Approval Plan; Marketing Plan. The overall timetable to obtain Approvals for the Licensed Product in the Territory shall be set forth in a written plan (the “Approval Plan”). In addition, Licensee shall prepare a marketing plan, including details of promotional effort, size of sales force, associated budget in connection with the promotion, marketing and distribution of the Licensed Product in the Major European Countries (the “Marketing Plan”). The initial Marketing Plan for Sweden shall be submitted no later than six (6) weeks after the Effective Date of this Agreement. The initial Marketing Plans for the Major European Countries shall be
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission submitted no later than three (3) months after the Effective Date, and the initial Marketing Plans for the other countries in the Territory shall be submitted no later than one (1) year after the Effective Date. Such initial Marketing Plans shall be subject to review and approval by Cellegy, such approval not to be unreasonably withheld or delayed. The Marketing Plans shall be consistent in all material respects with the provisions of this Agreement. Subsequent revisions and updates to the Marketing Plan shall be delivered annually and no later than the end of the first week in January (or, if Licensee makes interim revisions or updates, then as soon as reasonably practicable after Licensee prepares such revisions or updates).

ARTICLE 5
REGULATORY MATTERS; APPROVALS

5.1 Regulatory Matters; Approvals.

(a) Licensee shall use Commercially Reasonable and Diligent Efforts, subject to this Agreement, and with the exception of the Approval application that Cellegy has already submitted in Sweden, to obtain at its sole expense obtain all Approvals that are necessary for the sale of the Licensed Product within the Territory including without limitation: any additional clinical trials, studies or data in addition to the Cellegy Information that may be required in order to obtain or maintain Approvals for Licensed Product in each country in the Territory, and comply with any and all applicable statutory, administrative or regulatory requirements of the Territory or any governmental or political subdivisions thereof (collectively, "Laws") in relation to the manufacture, importation, storage, Development promotion, marketing, distribution or sale of the Licensed Product in the Territory under this Agreement, including, without limitation, Licensed Product documentation such as Licensed Product tracking, samples, Licensed Product complaints, adverse event reporting requirements, post-marketing surveillance activities, and documentation of recalls, which documentation shall be maintained by the Licensee for the period required by the Relevant Regulatory Authorities in the Territory notwithstanding termination or expiration of this Agreement, any Licensed Product registrations with any government agency or health authority, or any registration, approvals, or filing of this Agreement. Licensee shall inform Cellegy on at least a semi-annual basis (and more frequently if Cellegy so reasonably requests) about the progress of such registration work, and will promptly provide Cellegy with a copy of all presentations and documents submitted by Licensee to any Relevant Regulatory Authority with respect to the Licensed Product. Cellegy shall do all that is necessary to assign the Approval in Sweden to Licensee, including notifying the Swedish Relevant Regulatory Authority of such a change. Cellegy shall, upon Licensee’s written request, provide reasonable assistance to Licensee, at Licensee’s sole cost, regarding obtaining such Approvals in the Territory, including allowing Licensee reasonable access to relevant experts in relation to the Cellegy Information for the purpose of obtaining Approvals.

(b) Licensee agrees that it will make all filings that are required to seek and obtain Approvals for the Licensed Product in each Major European Country by initiating the M.R.P. no later than [*] after the date of Approval of the variation dealing with impurities in the
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

Licensed Product which variation was filed 18 May 2005 with the Relevant Regulatory Authority in Sweden, provided that the dossier used in Sweden is acceptable for use in an M.R.P. application. If the Relevant Regulatory Authority in a country other than Sweden determines that such dossier is not complete or acceptable for the initiation of an M.R.P. application in such country, then the Steering Committee shall promptly meet and attempt to agree on an appropriate course of action, and recommend an appropriate modification to the above deadline as applied to such country. Licensee agrees that it will make all filings that are required to seek and obtain Approvals for the Licensed Product in other countries in the Territory no later than [*] after the completion of the M.R.P. and to use Commercially Reasonable and Diligent Efforts to take such actions as may be required to promptly obtain Approvals in all of the foregoing countries. If Licensee desires to not seek Approvals in one or more countries in the Territory because Licensee concludes in good faith that for regulatory or marketing reasons it would not be in the parties’ best interests to pursue Approvals in such countries, it shall notify the Steering Committee and the Steering Committee shall decide whether Approvals will be sought in such country or countries. If alteration by Cellegy of the Cellegy Information after the date of this Agreement requires additional time to submit or revise regulatory filings relating to Approvals, then the time periods set forth above for making filings and obtaining Approvals shall be extended by the additional period of time required to submit or revise such filings.

(c) With the exception of the Approval application that Cellegy has already submitted in Sweden and such other materials as Cellegy in its discretion may provide to Licensee pursuant to this Agreement, Licensee shall pay all costs in connection with the filing, prosecution, meetings, communications, and review by Relevant Regulatory Authorities of Approval applications and Approvals relating to the Licensed Product in the Territory and complying with applicable laws and regulations.

5.2 Reversion of Product Rights in Certain Circumstances. If further clinical development is required for Approval in a given country (or countries) within the Territory and Licensee elects not to conduct any required clinical studies within twenty-four (24) months after the need for further clinical studies is identified, then the rights in the Licensed Product in any such country shall revert to Cellegy at no further cost to Licensee.

5.3 Cooperation Regarding Material Events. Each Party will immediately notify the other Party of any material events relating to the Development of the Licensed Product in the Territory, including, without limitation, any material comments or concerns raised by any Relevant Regulatory Authority.

5.4 Copies of Documents. Each Party agrees to provide to the other Party a copy of (i) any documents or reports relating to the Licensed Product that are filed with any Relevant Regulatory Authority in the Territory under this Agreement, including any Approval applications; and (ii) all data, database information and safety reports from clinical trials conducted by or on behalf of Licensee. In particular, Licensee acknowledges that Cellegy has provided to Licensee a copy of the dossier concerning the Licensed Product filed in Sweden. All such documents and reports shall be centralized and held at Licensee or by a Third Party selected by Licensee and agreed to by Cellegy, provided however, that Cellegy shall be entitled to obtain and keep copies of any such documents and records but only for the uses specifically set forth in this Agreement.

5.5 Approval Application in Sweden. Cellegy agrees to continue the ongoing Approval process in Sweden; provided, however, that the foregoing shall not obligate Cellegy to conduct any additional studies or trials. Cellegy shall provide Licensee with a copy of such other reports, analysis and clinical data relating to the Licensed Product in a timely manner as Cellegy may from time to time develop before the date that all required Approvals are obtained.

5.6 Meetings With Regulatory Authorities. Licensee shall be responsible for conducting all meetings and discussions and routine telephone communications with any Relevant Regulatory Authority, related to clinical studies, Approval applications and Approvals for the Licensed Product in the Territory; provided that Licensee shall use Commercially Reasonable and Diligent Efforts to conduct such meetings and discussions to facilitate the Approval of the Licensed Product in the Territory. Licensee will inform Cellegy and the Steering Committee early in advance of all meetings with such Relevant Regulatory Authorities and will keep Cellegy and the Steering Committee apprised of all material communications with such Relevant Regulatory Authorities. Cellegy or its designee shall be entitled to attend all meetings with Relevant Regulatory Authorities. If appropriate Cellegy, or Cellegy’s designee, will provide reasonable assistance and technical support for the preparation of and attendance at any relevant meeting with a Relevant Regulatory Authority.

5.7 Inspection. Licensee and Cellegy shall use all Commercially Reasonable and Diligent efforts to procure that Manufacturer, shall cooperate in good faith with respect to the conduct of any inspections by any Relevant Regulatory Authority of Licensee’s or Manufacturer's site and facilities related to the manufacture of the Licensed Product for the Territory, and each Party shall be given the opportunity to attend such site inspection and the summary, or wrap up, meeting related to the Licensed Product with such Relevant Regulatory Authority at the conclusion of such site inspection. To the extent either Party receives written or material oral communication from any Relevant Regulatory Authority relating to the Licensed Product in the Territory, the party receiving such communication shall notify the other parties and provide a copy of any written communication as soon as reasonably practicable.

5.8 Clinical Trials. Licensee shall at its own cost be responsible for the conduct of all studies and clinical trials that may be necessary or appropriate to obtain all required Approvals (excluding Sweden) and any post-Approval Clinical Trials and for the grant of all necessary approvals and maintaining in effect all appropriate policies of insurance for clinical trials for the Licensed Product in the Territory. All clinical trials for the Licensed Product in the Territory that are initiated after the date of this Agreement shall be performed in compliance with and in conformity to ICH and E.U. good clinical practice guidelines. Licensee shall provide Cellegy with the study plans and/or protocols relating to any such clinical trial before the trial is started, and Cellegy shall have the right to review and comment on such trial plans or protocols. It will be the responsibility of the Party conducting the trial to register such trial, unless by law Cellegy as the originator of the Licensed Product is required to register it in which circumstance if Licensee is conducting the trial it shall supply Cellegy with the appropriate information to enable the trial to be registered. At the completion of each clinical trial initiated after the Effective Date, Licensee shall prepare a written report, in compliance with the relevant ICH guidelines summarizing the results of such clinical trial, and containing an analysis of the clinical significance of such results, which reports shall be submitted to Cellegy as soon as is reasonably practicable after completion of the relevant clinical trial. Licensee may enter into one or more manufacturing and supply agreement(s) (or similar arrangements) with Third Party contract manufacturer(s) for such clinical supplies, providing that use of the Third Party contract manufacturer(s) has been approved by Cellegy .

5.9 Cellegy Obligations. Promptly following entering into this Agreement Cellegy shall, to the extent it has not already done so pursuant to the Prior Agreement:

(a) provide Licensee with a complete copy of the Cellegy Information;

(b) provide Licensee with any information in its possession that is reasonably likely to jeopardize or otherwise have a material adverse impact on the application, or any grant, maintenance, variation or renewal of the Approvals;

(c) except as provided in Section 5.8 above, at its cost promptly provide to Licensee a sufficient quantity of the Licensed Product reasonably necessary for Licensee to prepare and submit the application, and the grant, maintenance, variation or renewal of Approvals;
(d) use Commercially Reasonable and Diligent Efforts to assist Licensee and Manufacturer to procure the assistance of any Third Party supplier of raw materials , in meeting the demands of the Relevant Regulatory Authority relating to any application and any grant, maintenance, variation or renewal of Approvals;

(e) use commercially reasonable efforts to assist Licensee to enter into Licensee Supply Agreement and Technical Agreement with the Manufacturer; and

(f) notify Licensee and promptly provide all relevant assistance and supporting documentation to Licensee and Manufacturer, where relevant, should Cellegy make any alteration to the Licensed Product, or the manufacture, or packing of the Licensed Product that requires notification to a Relevant Regulatory Authority.

5.10 Approvals.

(a) All Approvals by any Relevant Regulatory Authority which are necessary to sell the Licensed Product within the Territory shall be issued to, and held in the name of Licensee for the benefit of Cellegy; provided, however, that all such Approvals shall constitute the sole property of Cellegy.

(b) Licensee shall promptly provide to Cellegy, upon Cellegy's request, such evidence that Cellegy shall reasonably require, confirming that all Approvals necessary to import, store, Develop, promote, market, distribute and sell the Licensed Product in the Territory have been obtained.

(c) Cellegy hereby acknowledges that, except as may otherwise be required by law, Licensee has no obligation to verify the Cellegy Information.

ARTICLE 6
POST- APPROVAL RESPONSIBILITIES

6.1 Responsibility. Each Party acknowledges that Licensee or the Affiliate or Sublicensee named by Licensee as the holder of the Approvals bears the ultimate responsibility vis-à-vis the Relevant Regulatory Authorities for complying with the regulatory requirements applicable to the manufacture, importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product in the Territory.

6.2 Collaboration. The Parties shall collaborate with each other and each Party agrees to provide the other Party with any reasonable assistance it may require to ensure compliance with the Approvals.

6.3 Insurance. To the extent commercially available, both Parties shall maintain in full force and effect for the term of this Agreement and for five (5) years thereafter product liability insurance and property damage insurance on its operations naming the other Party as an additional insured, with terms reasonably satisfactory to the other Party. The amount and extent of coverage of the insurance required hereunder, if any, shall be not less than a single limit liability of not less than U.S. $5 million in one claim and in the aggregate, and each Party shall furnish to the other Party copies of policies of insurance or certificates evidencing the existence and amounts of such insurance within thirty (30) days of the other Party’s request for such copies. Each Party shall provide the other Party with written notice of any cancellation of any insurance hereunder at least thirty (30) days prior to such cancellation.

ARTICLE 7
INFORMATION; DATA; PHARMACOVIGILENCE

7.1 Clinical Data. All clinical data and reports related to clinical trials for the Licensed Product in the Territory shall be owned by the Party funding such clinical trial(s). Other than to a Sublicensee in connection with the transactions contemplated by this Agreement, Licensee shall not sell, disclose to or share with any Third Party, or grant any Third Party right to use, any clinical data arising owned by Licensee as a result of the preceding sentence. Each Party shall have access to, and copies of, all such data and reports related to clinical trials for the Licensed Product in the Territory, and each Party may use such data without any additional payments to the other Party. Each Party shall treat such data and reports as Confidential Information of the other Party, and neither Party shall disclose or use such data or reports for any purpose other than performing its obligations under this Agreement or as otherwise expressly authorized in writing by the Steering Committee except to the extent that data or reports are required by the voluntary or compulsory prior registration of a clinical trial, and except for such disclosures as a Party reasonably believes is required by securities or regulatory laws or
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission regulations. If a Party itself obtains data from a clinical trial hereunder, it shall promptly transfer all of the clean, final data for such trial to Licensee or to Cellegy, as the case may be. The Steering Committee shall coordinate the transfers of any such data.

7.2 Safety Data Base. The Parties will, as soon as practical, organize a serious adverse event data base (the “SAE Data Base”). Cellegy and Licensee shall jointly own the SAE Data Base and all data contained therein, and the data from the SAE Data Base shall be made available to both Parties. Licensee shall be responsible for, and bear the costs of, data for the SAE Data Base related to the Territory. Cellegy shall be responsible for, and bear the costs of, data for the SAE Data Base related to territories outside the Territory. As soon as practicable, the Parties shall attach a policy governing the formation and administration of the SAE Data Base to this Agreement as part of Exhibit G.

7.3 Adverse Events. The Parties recognize that as the holder of the Approvals, Licensee will be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. The process and responsibilities for such reports will be governed by the Adverse Event Reporting Addendum separately agreed to by the Parties.

7.4 Product Complaints. Each Party will maintain a record of all non-medical and medical Licensed Product-related complaints and will notify the other Party of any complaint in a sufficient time to allow the other Party to comply with any regulatory requirements it may have with respect to such complaint.The details and responsibilities governing the management of such Licensed Product-related complaints shall be detailed in Exhibit G.

ARTICLE 8
MILESTONE PAYMENTS; ROYALTIES AND RELATED PAYMENTS

8.1 Milestone Payments. Licensee shall pay Cellegy a milestone payment in the particular amounts specified below:

(a) Five Hundred Thousand Dollars ($500,000), within five (5) business days after the date the Prior Agreement was executed and delivered by both parties hereto, receipt of which amount is hereby acknowledged by Cellegy.

(b) With respect to [*], the amounts set forth below, payable on the earlier to occur of (i) [*], or (ii) [*]:

[*]

8.2 [*]

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

(a) [*]

(b) [*]

(c) [*]

(d) [*]

8.3 Fee Conditions. Each and every payment made under this Article shall be independent, non-refundable, and shall not be considered an advance or credit on any royalties or other obligation received or owed.

8.4 Royalties in General. In consideration of the exclusive license granted to Licensee hereunder, Licensee shall pay or cause to be paid to Cellegy the Royalty set forth herein. The “Royalty” shall be equal to the following amounts:

(a) For aggregate, annual Net Sales of the Product in the Territory up to [*] Million Euros [*], the Royalty shall be equal to [*] Percent [*] of Net Sales.

(b) For aggregate, annual Net Sales of the Licensed Product in the Territory in excess of [*] Million Euros [*], the Royalty shall be equal to [*] Percent [*] of Net Sales. (For example, Net Sales of [*] would accrue Royalties equal to [*] of [*] and [*] of [*], which is equal to [*].)

8.5 Period for Royalty Payments; Residual Payments. Royalty payments will continue as set forth above, on a country by country basis, until the later of (i) ten years from the
Launch Date for the Licensed Product in such country, or (ii) expiration, lapse or invalidation by a final, non appealable order or judgment of a court or other governmental authority of competent jurisdiction, of the last valid claim included within any of the Cellegy Patents covering such country in the Territory relating to the Licensed Product. Thereafter, following the period of time described in the preceding sentence, Licensee will pay Cellegy a [*] royalty with respect to Net Sales in such country for ongoing use of Cellegy’s trademark Tostrex® and know-how relating to the Licensed Product.

ARTICLE 9
ROYALTY REPORTS AND ACCOUNTING

9.1 Quarterly Royalty Reports; Records. During the term of this Agreement after the first Launch Date, Licensee shall furnish or cause to be furnished to Cellegy a written report within sixty (60) days following the end of each preceding calendar quarter (the “Royalty Report”) covering such preceding calendar quarter (the “Royalty Period”) showing:

(a) the Net Sales of the Licensed Product in each country of the Territory during the royalty period;

(b) the Royalties, payable in Dollars, which shall have accrued hereunder in respect to such Net Sales; and

(c) the exchange rates used in determining the amount of Dollars, using the exchange rates normally used by Licensee in its management and financial reporting, provided, however, that the exchange rates used by Licensee in preparation of the Royalty Report shall not be materially different from the exchange rates posted in the London edition of the Financial Times published on the last day of such Royalty Period.

With respect to sales of Licensed Product invoiced in Dollars, the Net Sales and royalty payable shall be expressed in Dollars. With respect to sales of Licensed Product invoiced in a currency other than Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the country where such sale was made together with the Dollar equivalent of the royalty payable, calculated using the exchange rates as described in clause (c) above. Licensee, and its Affiliates and Sublicensees shall keep contemporaneous, legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated. A final Royalty Report shall be due upon the expiration or termination of this Agreement. Any income or other tax which Licensee is requested to pay or withhold on behalf of Cellegy with respect to any upfront or milestone payment and Royalties shall be deducted from the amount of such upfront and milestone payments and Royalties due, provided, however, that in regard to any such deduction Licensee shall give Cellegy such assistance as may reasonably be necessary to enable or assist Cellegy to claim appropriate tax credits or exemptions threrefrom and shall upon request give Cellegy proper evidence from time to time as to the withholding and payment of the tax. If Cellegy is unable to claim such an exemption or recover such amounts that have been deducted or withheld, or if any restrictions are imposed by a governmental entity in a particular country in the Territory regarding the payment of milestones or Royalties to companies outside of such countries, then the Steering Committee shall promptly meet to agree upon a suitable response. If the Steering Committee is unable to agree on a suitable response, then Cellegy may, in its discretion, discontinue the supply of the Licensed Product to Licensee for sale in such country.

9.2 Payment Due Dates. Royalties shown to have accrued by each Royalty Report provided for hereunder shall be due and payable on the date such Royalty Report is due. Payment of royalties in whole or in part may be made in advance of such due date. All royalty and other payments due to Cellegy hereunder, shall be made in Dollars, delivered to the account(s) specified by Cellegy from time to time.

9.3 Right to Audit Licensee.

(a) Upon the written request of Cellegy, at Cellegy’s expense and not more than once in each year, Licensee and its Affiliates shall permit an independent public accountant and auditor bound to strict secrecy (the “Auditor”), selected by Cellegy to have access during normal business hours to those records of Licensee and its Affiliates as may be reasonably
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission necessary to verify the accuracy of the Royalty Reports furnished by Licensee hereunder in respect of any year ending not more than twenty four (24) months prior to the date of such request. Cellegy acknowledges that the Auditor shall conduct its audit in such a manner so as to not unreasonably interfere with Licensee’s, its Affiliates’, or Sublicensees’ business.

(b) Licensee shall include in each written sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of sales made pursuant to such Sublicense and to grant access to such records by Cellegy’s independent accountant bound to strict secrecy subject to the same terms and conditions as stated herein.

(c) If the Auditor’s report shows any underpayment of royalties, Licensee shall remit, or shall cause its Affiliates or Sublicensees to remit, to Cellegy the amount of such underpayment within thirty (30) days after Licensee’s receipt of the Auditor’s report assuming there is no disagreement as to the Auditor’s calculation; if there is such a disagreement, the result shall be resolved under Section 18.14 of this Agreement. In the event that the amount of any underpayment of royalties is in excess of [*] percent [*] of the total royalties due to Cellegy with respect to the period covered by the Auditor’s report, Licensee shall reimburse Cellegy for the reasonable cost of the audit in which the underpayment was discovered. In addition, in the event that the amount of any underpayment of royalties is in excess of [*] percent [*] of the total royalties due to Cellegy with respect to the period covered by the Auditor’s report, Licensee shall reimburse Cellegy for the reasonable cost of the next subsequent audit.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

ARTICLE 10
MARKETING

10.1 General Promotional Duties.

(a) Licensee shall: (i) at all times display, demonstrate and otherwise represent the Licensed Product fairly in comparison with other competitive products or therapies, (ii) shall not make false or misleading representations to customers or other persons with regard to the Licensed Product or Cellegy, and (iii) subject to sub-clause (ii), shall not make any representations with respect to the specifications, features or capabilities of the Licensed Product which are not consistent with the relevant Approvals. Licensee, its Affiliates and Sublicensees shall promote, market and sell the Licensed Product only for the therapeutic indications for which Approvals are granted in the Territory.

10.2 Marketing Effort; Minimum Expenditures for Commercialization.

(a) Licensee agrees to exert its Commercially Reasonable and Diligent Efforts to introduce, promote and, sell the Licensed Product within the Territory, including, without limitation, the attainment of the Minimum Sales, and to commence sales of the Licensed Product in all Major European Countries within [*] months following Approval in such countries, subject to Section 10.3 below.

(b) Licensee shall detail commercialization expenditures relating to the Development and marketing of the Licensed Product in the Territory in the Marketing Report as described at Section 4.4 of this Agreement.

10.3 Licensee’s Failure to Commercialize in the Territory.

(a) If Licensee fails to make commercial sales of the Product in a particular country within the Territory within (i) [*] in Major European Countries, and (ii) [*] for other countries in the Territory, after Approval has been obtained (including price reimbursement approval where applicable) for commercial sale in such country, other than failures caused by (i) the Relevant Regulatory Authority approving a minimum reimbursement price for sale of the Product in such country that does not permit the Licensed Product to be economically sold in such country; or (ii) Cellegy’s inability to supply Licensed Product in a timely manner, or (iii) Cellegy’s material breach of any relevant obligation under this Agreement; (iv) health or safety reasons relating to the Licensed Product, or (v) the assertion of a proceeding or lawsuit brought against Licensee by any Third Party that the Intellectual Property Rights infringe such Third Party’s patent, trade mark, protected know-how or other intellectual property right that prevents sales of the Licensed Product in a particular country of the Territory, then Cellegy may, upon notice to Licensee, terminate all of Licensee’s rights under this Agreement with respect to the Licensed Product in such country and recapture all rights granted to Licensee with respect to the

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

Licensed Product in such country hereunder. In the event that rights to the Licensed Product are returned to Cellegy due to a failure to launch within a particular country within the time frames specified above, a minimum royalty for [*] will be due with respect to the Major European Countries, and a minimum royalty for [*] will be due in any other country in the Territory. Should price reimbursement approval for the Licensed Product not be achieved in any country of the Territory the Parties shall meet to discuss how to proceed.

(b) If Licensee decides in good faith for commercial reasons not to file an application for Approval in a particular country within the Territory or to pursue commercial launch in that country following Approval, it shall notify Cellegy and the Parties shall discuss in good faith the termination of the license granted in Section 2.1 and the return of all rights to the Licensed Product to Cellegy within such country.

10.4 Minimum Sales.

(a) Exhibit C hereto sets forth certain targets for the agreed minimum unit sales of Licensed Product in the Territory (“Minimum Sales”) for a period of [*]. It is acknowledged by the Parties that all Approvals pursuant to the MRP will not be obtained within [*] following the Launch Date in the first country of the Territory through no fault of Licensee and the Parties have agreed to vary the Minimum Sales accordingly.

(b) If Licensee fails to achieve the Minimum Sales in a given year then Licensee shall pay to Cellegy the Royalties that would have been due to Cellegy had the Minimum Sales for that particular year been achieved, such shortfall in the Royalties to be paid within sixty (60) days following the end of the relevant year. For the avoidance of doubt this shall be Cellegy’s sole remedy for Licensee’s failure to achieve the Minimum Sales in any year, except as provided in paragraph (d) below. However in the event Licensee fails to pay the relevant shortfall within sixty (60) days following the end of the relevant year this shall constitute material breach and Cellegy shall be entitled to terminate this Agreement in accordance with Section 16.2(c).

(c) The Minimum Sales amounts set forth on Exhibit C are subject to review and revision as described in Section 11.4 below.

(d) At any time commencing with “Year 3” Minimum Sales as set forth on Exhibit C, if Licensee fails to achieve, in any particular country, the annual Minimum Sales amounts for such country as set forth on Exhibit C for any [*] consecutive years, and if the Relevant Regulatory Authority for such country has not required any substantial and significant changes to the Current SmPC that can reasonably be expected to materially and adversely affect Licensee’s competitive position and ability to market and sell the Licensed Product in such country, then if the Steering Committee cannot agree (without the occurrence of a deadlock) on mutually satisfactory modifications to the Minimum Sales amounts for such country, then Cellegy may, at its option, make the exclusive license granted pursuant to Sections 2.1 and 2.2

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission herein a nonexclusive license for the remainder of the term of this Agreement as it relates to such country in the Territory, except for the right to use Cellegy Marks granted to Licensee hereunder, which shall continue to be exclusive for Cellegy’s Mark actually being used in connection with the Licensed Product, and without limiting the above may import, store, Develop, have Developed, promote, market, distribute, offer for sale, and sell the Licensed Product in such country on its own or through a Third Party licensee.

ARTICLE 11
MANUFACTURING; SUPPLY OF LICENSED PRODUCT

11.1 Production and Supply of Product.

(a) Without limitation on Cellegy’s other rights, during the term of this Agreement and thereafter, Cellegy may, without obligation or liability to Licensee, manufacture, have manufactured, produce, assemble, warehouse or source the Licensed Product for sale outside of the Territory at any worldwide location, including Canada or the United States of America and locations within or outside the Territory.

(b) Cellegy agrees to use all Commercially Reasnoable and Diligent Efforts to (i) maintain its existing Cellegy Supply Agreement with the existing Manufacturer until at least March 31, 2006, (ii) cooperate with Licensee with the goal that, prior to the establishment of the Licensee Supply Agreement, Licensee may purchase Licensed Product directly from the Manufacturer, and (iii) until Licensee enters into a Licensee Supply Agreement, cooperate with Licensee to involve Licensee in discussions between Cellegy and Manufacturer concerning produt pricing or other material terms of the Cellegy Supply Agreement.

11.2 Forecasts. Until such time as Licensee enters into a Licensee Supply Agrement, Licensee shall be responsible for combining (if practicable in Licensee’s sole opinion) its forecast for Licensed Product in the Territory and Cellegy’s forecast for Licensed Product outside the Territory and for delivering all combined forecasts for the Parties to the Manufacturer providing that both Cellegy and Licensee are utilizing the same Manufacturer. Should the Parties decide to utilize separate manufacturers, each Party will be responsible for providing their Manufacturer with its own forecasts.

11.3 [*]

11.4 Pricing. For each order of Licensed Product delivered to Licensee by Manufacturer, Licensee will pay Cellegy the Cellegy Surcharge (plus, if applicable, the additional percentage of total Licensed Product cost and Cellegy Surcharge as set forth below) within forty-five (45) days of the receipt of the invoice for such order from Manufacturer. Licensee will pay Cellegy the Cellegy Surcharge multiplied by the number of Licensed Product units on the relevant Manufacturer invoice for supply of the Licensed Product to Licensee.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

(a) If the royalty paid to Cellegy for each unit of Licensed Product sold is equal to or greater than [*], Licensee shall pay Cellegy the Cellegy Surcharge multiplied by the number of Licensed Product units.

(b) If the royalty paid to Cellegy for each unit of Licensed Product sold is between [*], Licensee shall pay Cellegy the Cellegy Surcharge multiplied by the number of Licensed Product units, plus [*] of the total of the invoiced purchase price from the Manufacturer and the Cellegy Surcharge.

(c) If the royalty paid to Cellegy for each unit of Licensed Product sold is less than [*], Licensee shall pay Cellegy the Cellegy Surcharge multiplied by the number of Licensed Product units, plus [*] of the total of the invoiced purchase price from the Manufacturer and the Cellegy Surcharge..

(d) Both Parties agree to work in mutual cooperation and in collaboration with Manufacturer to manage the purchase price, production, packaging, delivery and availability of the Licensed Product for sale in the Territory. The Parties agree to explore arrangements for Cellegy to contract with a secondary Manufacturer as a back-up manufacturer of Licensed Product as soon as reasonably possible. Cellegy agrees to inform Licensee of any amendments to any Manufacturer contract that may have any material effect on the purchase price of the Licensed Product.

11.5 Warranty Limitation; Disclaimer. Except as expressly set forth in this Agreement, the sole warranty, if any, given by Cellegy regarding any Licensed Product shall be that written limited warranty, if any, which shall accompany such Licensed Product or which shall otherwise be designated in writing by Cellegy as applicable to such Licensed Product, as the same may be revised by Cellegy from time to time. After the initial commercial launch of the Licensed Product, subsequent changes to the written limited warranty must be approved by Licensee, which approval shall not be unreasonably withheld. THE WRITTEN LIMITED WARRANTY, IF ANY, APPLICABLE TO ANY PARTICULAR PRODUCT SHALL STATE THE FULL EXTENT OF CELLEGY’S LIABILITY, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, RESULTING FROM ANY BREACH OF SUCH WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT WITH RESPECT TO WARRANTIES MADE TO LICENSEE, CELLEGY FURTHER DISCLAIMS ALL EXPRESS, STATUTORY AND IMPLIED WARRANTIES APPLICABLE TO THE LICENSED PRODUCT.

11.6 Recalls.

(a) Licensee may recall any quantity of Licensed Product at any time, and Licensee will administer any such recall in the Territory.

(b) If the Relevant Regulatory Authority requires or otherwise initiates a recall of the Licensed Product for any reason whatsoever, Licensee will immediately administer the recall.

ARTICLE 12
PATENT RIGHTS

12.1 No Ownership By Licensee. Licensee shall not be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title or interest in or to the Cellegy Patent Rights or any patent owned by or licensed to Cellegy now or hereafter covering or applicable to any Licensed Product, nor in or to any invention or improvement, owned by Cellegy, now or hereafter embodied in the Licensed Product, whether or not such invention or improvement is patentable under the laws of any country.

12.2 New Cellegy Inventions/Improvements to the Licensed Product. If Cellegy develops and commercially offers:

(a) any improvements in terms of dosage, route of administration or formulation of the Licensed Product for the same indication; or

(b) any improvement in terms of dosage, route of administration or formulation of any product derived from the Licensed Product for the same indication; then such improvements shall be included within the definition of Licensed Product herein at no additional costs to Licensee.

12.3 Improvements by Licensee. If, during the term of the Prior Agreement or this Agreement or within one (1) year after the date of its termination, Licensee or any Sublicensee invents or designs any improved Licensed Product or any associated method, apparatus, equipment or process related to or having application to the Licensed Product, or makes an improvement thereon, whether or not patented or patentable in any jurisdiction, Licensee shall make or cause a prompt and full disclosure to Cellegy of such invention, design or improvement (“Licensee Improvement”), and hereby irrevocably transfers, conveys and assigns to Cellegy all of its right, title and interest therein. Licensee shall execute such documents, render such assistance, and take such other action as Cellegy may reasonably request, at Cellegy’s expense, to apply for, register, perfect, confirm, and protect Cellegy’s rights therein. Cellegy shall have the exclusive right to apply for or register any patents or other proprietary protections with respect thereto. Such Licensee Improvements shall be licensed back from Cellegy to Licensee as, and shall be deemed part of, the Licensed Product, at no additional cost to Licensee.

ARTICLE 13
CELLEGY MARKS

13.1 Use of Cellegy Marks by Licensee. Licensee, its Affiliates and Sublicensees will have the exclusive right to use Cellegy’s Mark Tostrex in the Territory in connection with the importation, storage, Development, promotion, marketing, distribution and sale of Licensed Product. In such event, Licensee and its Affiliates (and Sublicensees) shall use Cellegy’s Marks only in the form and manner prescribed by Cellegy. In no event shall Licensee use any of Cellegy’s Marks or any similar mark or term as part of its business name. Should Tostrex not be registered or registerable by Cellegy in all countries of the Territory, then Cellegy may notify Licensee that one of the other “Cellegy’s Marks” will be used; and if no such marks are registered or registerable by Cellegy in all countries of the Territory, then Licensee may propose an alternative trade mark/s for Cellegy’s approval, such approval not to be unreasonably withheld or delayed Cellegy shall apply for and maintain such alternative trade mark at Cellegy’s sole expense and such alternate trade mark shall become a Cellegy Mark under the terms of this Agreement.

13.2 Acknowledgment of Ownership. Licensee acknowledges that

(a) Cellegy owns Cellegy’s Marks and all goodwill associated with or symbolized by Cellegy’s Marks;

(b) Licensee has no ownership right in or to any of Cellegy’s Marks; and

(c) Licensee shall acquire no ownership interest in or to any of Cellegy’s Marks by virtue of this Agreement. Licensee shall do nothing inconsistent with Cellegy's ownership of Cellegy’s Marks and related goodwill, shall not directly or indirectly contest the validity of or Cellegy’s rights in the Cellegy Marks, and agrees that all use of Cellegy’s Marks by Licensee shall inure to the benefit of Cellegy. Nothing in this Agreement shall be deemed to constitute or result in an assignment of any of Cellegy’s Marks to Licensee or the creation of any equitable or other interests therein. Licensee shall not use any of Cellegy’s Marks in any manner as a part of its business, corporate or trade name.

13.3 Marking. Licensee shall mark all advertising, promotional or other materials created by it and bearing any of Cellegy’s Marks (the “Licensee Material”) with such notices as Cellegy may reasonably require, including, but not limited to, notices that Cellegy’s Marks are trademarks of Cellegy and are being used with the permission of Cellegy.

13.4 Registration. Cellegy shall have the sole right to take such action as it deems appropriate to obtain trademark registration in the Territory for any of Cellegy’s Marks. If it shall be necessary for Licensee to be the applicant to effect any such registrations, Licensee shall cooperate with Cellegy to effect any such registrations, and hereby does assign all of its right, title and interest in and to each such application, and any resulting registration, to Cellegy, and shall execute all papers and documents necessary to effectuate or confirm any such assignment. Licensee shall perform all reasonable and necessary acts and execute all necessary documents to affect the registration of Cellegy’s Marks as Cellegy may request, all at Cellegy's sole expense. Licensee shall not obtain or attempt to obtain in the Territory, or elsewhere, any right, title or interest, registration, or otherwise, in or to Cellegy’s Marks, or any of them. In the event that any such right, title or interest should be obtained by Licensee in contravention hereof, Licensee shall hold the same on behalf of Cellegy and shall transfer the same to Cellegy upon request and without expense to Cellegy.

13.5 Termination of Use. Upon expiration or earlier termination of this Agreement, Licensee shall cease using Cellegy’s Marks in any manner, either similar or dissimilar to the use enumerated above.

13.6 Trademarks. Licensee further agrees not to use any Cellegy marks in connection with any products other than the Licensed Product. Licensee also will include the appropriate trademark notices when referring to any Licensed Product in advertising and promotional materials. Licensee covenants and warrants that Licensee's use of Cellegy’s Marks or other trademarks, trade names, logos and designations of Cellegy on any Licensed Product, Licensed Product packaging or labels, or related materials that Licensee or its Agents prepare or use will be in accordance with Cellegy’s reasonable intellectual property policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies. Licensee agrees not to attach any additional trademarks, trade names, logos or designations to any Licensed Product except in compliance with such policies or otherwise with Cellegy’s prior written consent, which shall not be unreasonably delayed or withheld. Licensee will include on each Licensed Product that it distributes, and on all containers and storage media therefor, all trademark, copyright and other notices of proprietary rights included by Cellegy on such Licensed Product. Licensee agrees not to alter, erase, deface or overprint any such notice on anything provided by Cellegy. Licensee also will include the appropriate trademark notices when referring to any Licensed Product in advertising and promotional materials. Licensee shall submit to Cellegy for its prior written approval (which shall not be unreasonably delayed or withheld) and before any use is made thereof, representative samples of the initial Licensed Product, packages, containers, and advertising or promotional materials bearing any of Cellegy’s Marks which Licensee or its Sublicensees prepare, but need not seek prior approval for subsequent uses of such materials that are in compliance with Cellegy’s policies. Licensee shall also submit to Cellegy for its prior written approval (which shall not be unreasonably delayed or withheld) any such materials that may not be consistent with Cellegy’s intellectual property policies in effect from time to time, and Cellegy shall use all reasonable efforts to respond promptly to give its approval or indicate the respects in which changes are required in light of Cellegy’s policies. Cellegy and Licensee shall cooperate with each other and use reasonable efforts to protect the Cellegy Marks from infringement by Third Parties.

ARTICLE 14
INFRINGEMENT; INDEMNIFICATION AND OTHER CLAIMS

  14.1 Infringement of Intellectual Property Rights. In the event Cellegy or Licensee have reason to believe that a Third Party may be infringing or diluting, as the case may be, Intellectual Property Rights or misappropriating the Licensed Product, such Party shall promptly notify the other Party. Cellegy may, in its discretion, elect to enforce the Intellectual Property Rights through legal action or otherwise, and Licensee agrees to reasonably cooperate with Cellegy in such enforcement subject to reimbursement of its reasonable out-of-pocket expenses together with any reasonable attorneys fees incurred in connection therewith. In the event Cellegy elects not to enforce the Patent Rights relating to the Licensed Product within sixty (60) days after notice of the possible infringement or dilution, and Licensee can demonstrate that the potential infringement or dilution is reasonably likely to result in material lost sales of the Licensed Product within the applicable country, then Licensee may institute a lawsuit or other such actions at its expense to prevent continuation of such potential infringement or dilution, and then (i) during the pendency of such action, Licensee shall be entitled to defer the payment of 50% of the royalties due to Cellegy on Net Sales under Section 8.4 in the relevant country or countries, with such deferred amount being paid to Cellegy at the successful conclusion of such action, and (ii) Licensee will retain all award, damages or compensation obtained by Licensee in such suit, except that Cellegy shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement as if such amount were Net Sales of Licensee. Cellegy will provide reasonable cooperation with respect to any lawsuit which Licensee may bring pursuant to this Article, subject to reimbursement of its reasonable out-of-pocket expenses and reasonable attorneys fees in connection therewith. Licensee shall not enter into any settlement or compromise of any such claim without the prior written consent of Cellegy, which shall not be unreasonably delayed or withheld.

  14.2 Alleged Infringement of Third Party Intellectual Property Rights.

 (a) If a claim or lawsuit is brought against Licensee alleging infringment of any patent or infringement or dilution of any trademark owned by a Third Party arising from Licensee’s importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product or use of proprietory rights, Licensee shall provide to Cellegy all information in Licensee’s possession regarding such claim or lawsuit. Within a reasonable time after receiving notice of such claim or lawsuit, but in any event within sixty (60) days after receiving such notice, Cellegy shall advise Licensee of Cellegy’s decision as what action it plans to take to dispose of such claim or defend such lawsuit.

  (b) If Cellegy elects not to dispose of such claim or defend such lawsuit, Licensee may defend the claim or lawsuit. Licensee shall not enter into any settlement or compromise of any such claim or lawsuit without the prior written consent of Cellegy, which shall not be unreasonably delayed or withheld. For the purpose of Licensee’s conduct of the claim or defense, Cellegy shall furnish to Licensee such reasonable assistance as Licensee may need and from time to time reasonably request.

14.3 Product Liability Claims. Licensee shall immediately notify Cellegy in writing of any product liability claim or product liability action brought against Licensee with respect to the Licensed Product based on any reason other than (i) alleged defects in the manufacture or supply of the Licensed Product or (ii) any action or inaction in relation to the manufacture or supply of the Licensed Product on the part of Licensee or any of its employees, affiliates or sublicensees (a “Product Liability Claim”). Upon receiving such written notice, Cellegy shall assume and have sole control of the defense of any such claim or action, including the power to conduct and conclude any and all negotiations, compromises or settlements. Licensee may participate in (but not control) the defense of any such Product Liability Claim, but at its own expense. Licensee shall comply with all reasonable requests from Cellegy for information, materials or assistance, with respect to the conduct of such defense at Cellegy's expense. Cellegy shall be responsible for payment of all Product Liability Claims. Nothing in this Article shall be construed as requiring Cellegy to conduct and/or assume Licensee's independent defense against any claim or action, if such claim or action involves the independent conduct, acts or omissions of Licensee for Product Liability Claims or actions brought with respect to the manufacture or supply of the Licensed Product.

14.4 Notice from Licensee. Licensee shall promptly notify Cellegy of any potential or actual litigation or governmental activity in the Territory relating to the Licensed Product or the business operations of Licensee or Cellegy. Licensee shall provide such notice within ten (10) days from the time that Licensee learns of such litigation or activity.

14.5 Indemnification.

(a) Cellegy assumes all risk of loss and indemnifies and holds harmless Licensee, its Affiliates, Sublicensees and their respective directors, officers and employees from and against any and all Loss arising from or incidental to or relating to any claim, demand, lawsuit, action or proceeding (a “Claim”) arising from or relating to:

(i) any claim or lawsuit which relates to or arises out of the alleged infringement by Licensee of any patent or trademark owned by a Third Party to the extent that the alleged infringement relates to actions covered by the Exclusive License granted to Licensee under Section 2.1 of this Agreement;

(ii) the manufacture, importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product based on action or inaction of Cellegy;

(iii) a Product Liability Claim based on action or inaction of Cellegy; or

(iv) any negligence or willful default of Cellegy relating to the Licensed Product or this Agreement; or any breach by Cellegy of any representation or warranty given in this Agreement.

(b) Licensee assumes all risk of loss and indemnifies and holds harmless Cellegy from all Loss arising from or incidental to or relating to any claim, action or proceeding arising from or relating to:

(i) the manufacture, importation, storage, Development, promotion, marketing, distribution, or sale, of the Licensed Product based on action or inaction of Licensee, Affiliates, Sublicensees or their respective directors, officers and employees (Licensee and such other Persons sometimes referred to as “Licensee Indemnified Persons”);

(ii) any Product Liability claim based on action or inaction of any Licensee Indemnified Person;

(iii) any breach by any Licensee Indemnified Person of any representation or warranty given in this Agreement; any negligence or willful default of any Licensee Indemnified Person relating to the Licensed Product or this Agreement; or

(iv) any breach by Licensee of any representation or warranty given in this Agreement.

(c) Licensee shall give Cellegy written notice (a “Notice of Claim”) promptly after Licensee becomes aware of the assertion, whether orally or in writing, of a Claim brought by a Third Party (in each such case, a “Third-Party Claim”) that may require indemnification pursuant to this Agreement. Each Notice of Claim by a party hereunder will contain the following information:

(i) that the Person has incurred, paid or accrued or, in good faith, believes it will have to incur, pay or accrue, Losses and, if reasonably determinable at the time, a good faith estimate of the aggregate amount of Losses arising from such Claim (which amount may be the amount of damages claimed by a third party in the Claim); and

(ii) A BRIEF DESCRIPTION, IN REASONABLE DETAIL (TO THE EXTENT REASONABLY AVAILABLE TO THE PARTY), OF THE FACTS, CIRCUMSTANCES OR EVENTS GIVING RISE TO THE ALLEGED LOSSES BASED ON THE PARTY’S GOOD FAITH BELIEF THEREOF, INCLUDING THE IDENTITY AND ADDRESS OF ANY THIRD-PARTY CLAIMANT AND COPIES OF ANY FORMAL DEMAND OR COMPLAINT, THE AMOUNT OF LOSSES, THE DATE EACH SUCH ITEM WAS INCURRED, PAID OR ACCRUED, OR THE BASIS FOR SUCH ANTICIPATED LIABILITY, AND THE SPECIFIC NATURE OF THE BREACH TO WHICH SUCH ITEM IS RELATED.

ARTICLE 15
CONFIDENTIALITY

15.1 Treatment of Confidential Information. Except as otherwise provided in this Article 15, during the term of this Agreement and for a period of five (5) years thereafter, Licensee and its Affiliates will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Cellegy or on behalf of Cellegy to Licensee and its Affiliates under this Agreement, and Cellegy will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Licensee or on behalf of Licensee to Cellegy under this Agreement. For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called “Confidential Information.” For the avoidance of doubt, Cellegy Information shall constitute Confidential Information of Cellegy.

15.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, Licensee may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors, clinical investigators or other Third Parties on condition that such entities or persons agree in writing (a) to keep the Confidential Information confidential for the same time periods and to the same extent as Licensee is required to keep the Confidential Information confidential and (b) to use the Confidential Information only for such purposes as Licensee is entitled to use the Confidential Information. Each Party or its Affiliates or sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain Approvals; or (ii) is otherwise legally required.

15.3 Release From Restrictions. The foregoing obligations in respect of disclosure and use of Confidential Information shall not apply to any part of such Confidential Information that the non-disclosing party, or its Affiliates (all collectively referred to as the “Receiving Party”) can demonstrate by contemporaneously prepared written evidence:

(a) is or becomes part of the public domain other than by acts of the Receiving Party in contravention of this Agreement;

(b) is disclosed to the Receiving Party or its Affiliates or Sublicensees by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement;

(c) prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or Sublicensees, provided such Confidential Information was not obtained, directly or indirectly, from the other party under this Agreement; or

(d) results from research and development by persons who have not had access to the disclosures made to Receiving Party under this Agreement, including any information obtained through the testing, manufacturing regulatory approval, or distribution of the Licensed Product, or other activities undertaken in connection with this Agreement by the Receiving Party.

15.4 Confidentiality of Agreement. Except as otherwise required by law or the terms of this Agreement or mutually agreed upon by the Parties, each Party shall treat as confidential the terms, conditions and existence of this Agreement, except that each Party may disclose such terms and conditions and the existence of this Agreement to its Affiliates, sublicensees, and shareholders to the extent required by the any corporate laws, and provided, that each Party shall seek confidential treatment of the key business terms contained in this Agreement, including but not limited to all payments owed hereunder. Upon the execution of this Agreement, the Parties shall draft a joint press release, the text of such shall be mutually agreeable to each Party, announcing the execution of the Agreement.

15.5 Return of Confidential Information. Upon termination of this Agreement with respect to the entire Territory, the Parties and Affiliates and sublicensees shall return all Confidential Information of the other Party, in their possession along with a certification that they no longer possess any such Confidential Information.

15.6 Previous Confidentiality Agreements. Confidential information disclosed by either Party to the other Party or its Affiliates prior to the Effective Date of this Agreement under any written agreement executed by Cellegy and Licensee shall be treated as Confidential Information under Section 15.1 notwithstanding expiration of such prior Confidentiality Agreement.

ARTICLE 16
TERM; TERMINATION

16.1 Term. Unless terminated sooner pursuant to this Article 16, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect in each country until the later of (i) the date of expiration of the last to expire of Licensee’s obligation to make royalty payments in a particular country, or (ii) ten years from the Launch Date. For countries in which none of Cellegy’s Patents are filed, the Agreement shall terminate upon the date of the last to expire of Cellegy’s Patents in the last applicable country. Such termination may be made with respect to one or more countries of the Territory without affecting the rest of this Agreement or the Exclusive License granted hereunder in any other country of the Territory.

16.2 Bilateral Termination Rights. Either Party may terminate this Agreement in whole or in part upon the occurrence of any of the following:

(a) The other Party becomes the subject of voluntary bankruptcy or insolvency case; or

(b) The other Party becomes the subject of an involuntary bankruptcy or insolvency case that is not dismissed within ninety (90) days; or

(c) Upon or after the material breach of any provision of this Agreement by the other Party, if such material breach is not cured (if such default is capable of cure) within thirty (30) days after written notice thereof to the Party in default.

16.3 Cellegy’s Right to Terminate. Cellegy may terminate this Agreement with immediate effect upon written notice to Licensee if a Change in Control of Licensee shall occur, PROVIDED THAT this shall not apply in the case whereby Licensee or its Affiliates undergoes an initial public offering of its stock on a recognized stock exchange. Subject to the aforesaid provision, for purposes of this Article, a “Change in Control” means (i) any reorganization, consolidation, merger, tender offer, purchase of stock or similar transaction or series of related transactions (each, a "combination transaction") in which Licensee (or any direct or indirect parent entity of Licensee (a “Parent”)) is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of Licensee (or any Parent) that are outstanding immediately before the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation’s parent or other Affiliate) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all outstanding securities of such surviving corporation (or its parent or other Affiliate, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent or other Affiliate, if applicable) that are held by the Acquiring Stockholder; or (ii) a sale of all or substantially all of the assets or the business of the Licensee (or any Parent), if, and only if, in each of the above cases, the acquiring entity (or its parent or other Affiliate) engages in the

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission development, distribution, or sale of Competing Licensed Products. For purposes of this Article, an "Acquiring Stockholder" means a stockholder or stockholders of the Licensee (or any Parent) that (i) merges or combines with the Licensee (or any Parent) in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Licensee (or Parent) in such combination transaction. Licensee agrees to use its Commercially Reasonable and Diligent Efforts to notify Cellegy at least thirty (30) days before any such Change in Control.

16.4 Licensee’s Right to Terminate. Licensee may terminate this Agreement; (i) immediately on written notice on health or safety grounds in relation to the Licensed Product; (ii) immediately on written notice if Approval is not obtained by Cellegy in Sweden; (iii) immediately on written notice if Approvals is not obtained, through no fault of Licensee, in all Major European Countries within [*] of MRP being initiated; (iv) on one (1) year’s written notice to Cellegy should it no longer be economically viable to market the Licensed Product, based on Licensee’s reasonable opinion and determined on a country by country basis; or (v) immediately upon written notice if a claim by any Third Party that the Intellectual Property Rights infringe such Third Party’s patent, trade mark, protected know-how or other intellectual property right is made against Licensee and which either (A) prevents use of the Licensed Product in any country of the Territory for a period of sixty (60) consecutive days, or (B) is not being challenged by either Party pursuant to Article 14 in relation to such country.

16.5 Rights Upon Termination or Expiration. Termination of this Agreement shall not extinguish debts and other obligations created or arising between the Parties by virtue of contracts or arrangements entered into hereunder before the effective date of termination of this Agreement (the "Termination Date"). Without limiting the generality of the foregoing, upon and following the Termination Date:

(a) Licensee shall not be relieved of its obligation to (i) pay for Licensed Product delivered by Cellegy prior to the Termination Date, or (ii) accept and pay for all Licensed Product covered by orders received and accepted by Cellegy prior to the Termination Date. Cellegy shall be obligated to complete all orders received and accepted prior to the Termination Date, provided that Cellegy receives reasonable assurance of payment. In each such case, Licensee shall be permitted to store, promote, sell and distribute such Licensed Product as well as any Licensed Product in Licensee's inventory within the Territory, subject to the provisions of paragraph (h) below and provided that Licensee shall not sell or otherwise dispose any of the Licensed Product in bulk, in any non-customary manner or otherwise circumvent its regular customers.

(b) Licensee shall cooperate with Cellegy to allow for the orderly transfer of Approvals within the Territory to Cellegy or its designee upon request and without expense to Cellegy. Licensee shall provide Cellegy with (i) full and immediate access to and copies of all marketing and sales information and other materials pertaining to the Licensed Product, including, without limitation, customer lists, past sales history and Licensed Product pricing information, and (ii) any inventions or other materials or rights required to be assigned to Cellegy pursuant to this Agreement. Notwithstanding any other term or provision of this Agreement, effective upon the Termination Date, Licensee shall execute any documents that are necessary to transfer to Cellegy, or Cellegy’s designee, all Approvals or intellectual property which are then in the name of and/or held by Licensee and which relate to the marketing or sale of the Licensed Product (the “Relevant Documents”). In the event that full Approvals for any Licensed Product in the Territory are not completed before any transfer of operations pursuant to this Article, Licensee shall also transfer to Cellegy or Cellegy’s designee, free of any charge, the Cellegy Information and all the data submitted to the Relevant Regulatory Authorities therefor. At Cellegy’s request, Licensee shall authorize Cellegy’s nominee, without any delay, to perform all the required activities in order to obtain the transfer of such permits and registration rights. If Licensee fails to execute the Relevant Documents, it hereby appoints Cellegy as its agent and authorizes Cellegy to act on its behalf, in order to execute all Relevant Documents. Licensee, its Affiliates and Sublicensees shall terminate any use of the Cellegy Marks and shall, at Cellegy’s option, either destroy or return to Cellegy at Licensee’s cost all literature, labels, or other materials, incorporation or bearing same.

(c) Each party shall cease to use any of the other party’s Confidential Information relating to or in connection with its continued business operations and shall promptly return or assign to the other party any and all physical, written and descriptive matter (including all reproductions and copies thereof) containing that party’s Confidential Information, provided that each party may:

(i)  provide one copy of the other party’s Confidential Information to its legal advisers to be held by them solely for the purpose of determining the scope of that party’s obligations under this clause;

(ii)  retain one copy of such of the other party’s Confidential Information that is required by the Relevant Regulatory Authorities in the Territory, to be retained by that party; and

(iii)  retain any documents confidential to it (including board papers, strategic plans and operational reviews) in which the other party’s Confidential Information is incorporated, provided that such confidential information shall continue to be treated as Confidential Information hereunder.

(d) Upon expiration or termination for any reason, the obligations of confidentiality and use of Confidential Information under Article 15 shall survive for the period provided therein;

(e) Upon expiration or termination for any reason, Articles 14 and 16 of this Agreement shall survive for the maximum duration permitted by law;

(f) Articles 5, 8 and 9 shall survive until all outstanding payment obligations and reporting obligations of Licensee and its Affiliates and Sublicensees have been fulfilled, and Sections 9.3 and 9.4 shall survive for two years following the year in which such or expiration became effective; and

(g) Cellegy shall have the right to repurchase all then-current inventory of the Licensed Product then in Licensee’s possession, at the landed cost paid by Licensee for such inventory (including delivery, insurance and any applicable import/export taxes paid thereon).

ARTICLE 17
REGISTRATION OF LICENSE; LIMITATION OF LIABILITY

17.1 Registration. Licensee may, at its expense, register the exclusive license granted under this Agreement in any country of the Territory where the government of such country would require one for use, sale or distribution of the Licensed Product in such country and Cellegy shall reasonably cooperate in such registration at Licensee’s expense. Upon request by Licensee, Cellegy agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Licensee and Cellegy and reasonably submitted to it by Licensee from time to time in order to effect the foregoing registration in such country at no cost to Licensee.

17.2 Limitation of Liability NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. NOTHWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS OF THE AMOUNTS RECEIVED BY CELLEGY FROM LICENSEE HEREUNDER. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

ARTICLE 18
GENERAL PROVISIONS

18.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God or any other cause beyond the reasonable control of the affected party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided, however, that any failure or delay in fulfilling a term of this Agreement shall not be considered a result of a Force Majeure Event if it arises from a failure of Licensee or Cellegy to comply with applicable laws and regulations. In the event of force majeure lasting more than sixty days (60) days, the Parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances prevailing in such Country or Countries and if the Parties are unable to agree upon how the Agreement can be implemented then either Party may terminate the Agreement in relation to such country or countries upon sixty (60) days written notice.

18.2 Further Assurances. Each Party to agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement, including without limitation the registration or recordation of the rights granted hereunder.

18.3 Severability. Both Parties hereby expressly acknowledge and agree that it is the intention of neither party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries and specifically agree that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

18.4 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or by an internationally recognized overnight courier, or by facsimile (and promptly confirmed by overnight courier), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by overnight courier as aforesaid shall be deemed to have been given two (2) working days after sending.

In the case of Cellegy:
Cellegy Pharmaceuticals, Inc.
1000 Marina Boulevard, Ste. 300
Brisbane, California 94005
Attention: John Chandler
Telephone No.: (650) 616-2200
Facsimile No.: (650)616-2222; and,

Cellegy Pharmaceuticals, Inc.
1800 Byberry Road, Building 13
Huntingdon Valley, PA, 19006-3523
Attention: Chief Financial Officer
Telephone No.: (215) 914-0900
Facsimile No.: (215) 914-0914
With a required copy to: Weintraub Genshlea Chediak 400 Capitol Mall, 11th floor Sacramento, CA 95814 Attention: Kevin Kelso, Esq. Telephone No.: (916) 558-6110 Facsimile No.: (916) 446-1611

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

In the case of Licensee:
Strakan International Limited
Buckholm Mill
Galashiels
TD 1 2HB, UK
Attention: Mr. Andrew McLean,
Corporate Director
Telephone No.: 44-1896-668060
Facsimile No.: 44-1896-667061

18.5 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement (i) in connection with the transfer or sale of all or substantially all of its business related to this Agreement; or (ii) in the event of the merger or consolidation of such Party with another corporation; or (iii) to an Affiliate. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

18.6 Amendment. The parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.

18.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings and representations whether written or oral including, but not limited to, the Heads of Agreement dated [*], the Agreement dated [*], and the Addendum dated [*] between the Parties and the Confidentiality Agreement described at Section 15.6. This Agreement shall not be modified, altered or amended except by a written document signed on behalf of and delivered by both Parties.

18.8 Waiver. The failure of a party to enforce, at any time or for any period, any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provision.

18.9 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the parties agree that neither party is granted any implied rights to or under any of the other party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

18.10 Injunctions. The parties agree that any breach or threatened breach by one party of the confidentiality provisions contained in this Agreement may cause substantial harm to the other party that cannot be remedied by monetary damages, and therefore each party agrees that either party shall have the right to apply for equitable remedies, without bond, including injunctions and repossession of Confidential Information, to abate actual or threatened breaches of this Agreement.

18.11 Independent Contractors. The parties agree that the relationship of Cellegy and Licensee established by this Agreement is that of independent licensee and licensor. Furthermore, the parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party, or otherwise act as an agent for the other party for any purpose.

18.12 No Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of Cellegy and Licensee, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

18.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, exclusive of its choice-of-law rules.

18.14 Resolution of Disputes. All disputes arising out of or related to the terms and conditions of this Agreement, or the breach thereof, will be settled as follows.

(a) If a dispute arises under this Agreement, a representative of each party must, following whatever investigation each considers appropriate, promptly discuss the dispute.

(b) If the dispute is not resolved as a result of the discussions in paragraph (a), either party may give written notice to the other party requesting the commencement of negotiations in good faith. The notice shall:

(i) set out the issues in dispute and any other relevant circumstances; and

(ii) designate a senior representative with the appropriate authority to negotiate the dispute.

(c) Within ten (10) business days of receipt of the notice referred to in paragraph (b) the recipient shall notify the other party of a senior representative with similar authority to negotiate the dispute and specify a reasonable time and place to meet within the following fourteen business days.

(d) The representatives must meet in accordance with the notice referred to in paragraph (b) and, using all reasonable endeavors, commence negotiations in good faith to resolve the dispute.

(e) If the dispute is not resolved within thirty (30) days of notification under paragraph (b), then the dispute shall be settled by binding arbitration in Philadelphia, Pennsylvania, in accordance with the then existing rules of International Chamber of Commerce. In any arbitration pursuant to this Section the award shall be rendered by a single arbiter if the Parties agree to one or a majority of three (3) arbiters, one (1) of whom shall be appointed by each Party and the third of whom shall be appointed by mutual agreement of the two Party-appointed arbitrators. Either Party may initiate such an arbitration by giving written notice to the other Party of such arbitration, specifying, in reasonable detail, the dispute to be resolved thereby. The determination of the arbitrators with respect to any dispute will be conclusive and binding on the Parties, and the arbitrators will have right to award attorneys’ fees and costs, including but not limited to the costs of the arbitration, to the prevailing Party. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction in any country. The Parties agree to the exclusive jurisdiction and venue of any state or federal court located in Philadelphia, Pennsylvania for purposes of any action arising out of or relating to this Agreement that is not subject to mandatory arbitration, and agree that service of process in any such action may be made in the manner provided for in this Agreement for the delivery of notices.

(f) Neither Party shall be prevented from applying to a court at any stage for urgent injunctive or other relief.

18.15 Headings. The Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

18.17 Late Payment. If Licensee fails to pay to Cellegy any amount when due, Licensee agrees to pay interest on the overdue balance at the rate of the LIBOR rate (as quoted in the London edition of the Financial Times and in effect from time to time) plus [*] or, if such rate exceeds the maximum rate permitted by law, the maximum rate permitted by law. Payments received from Licensee when any overdue balance exists shall be applied first against accrued interest. Licensee shall pay all collection charges and expenses, and including, but not limited to, attorneys’ fees, which are incurred by Cellegy in connection with Cellegy’s collection of any amounts under or relating to this Agreement, or otherwise in connection with the enforcement of this Agreement.

18.18 ProStrakan Group plc Limited Guarantee. ProStrakan Group plc, of which Licensee is a wholly-owned subsidiary, hereby guarantees the performance of Licensee under this Agreement to the extent, and pursuant to the terms of, the Guarantee attached hereto as Exhibit F.

[Remainder of this page intentionally left blank]

IN WITNESS HEREOF, the parties have executed this Agreement as of the Agreement Date.

STRAKAN INTERNATIONAL LIMITED By: Its: ____________________________ ProStrakan Group plc, only as to Section 18.18 and the Guarantee By_____________________________ Its: _____________________________	CELLEGY PHARMACEUTICALS, INC. By: Its: _____________________________

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

EXHIBIT A
LICENSED PRODUCT

[*] gram metered dosing canister.
[*] gram metered dosing canister.

A

EXHIBIT B
COUNTRIES IN THE TERRITORY

TERRITORIES
1. Europe	1. Europe (continued)
Andorra	Slovak Republic
Albania	Slovenia
Austria	Spain
Belgium	Sweden
Bosnia-Herzegovina	Switzerland
Bulgaria	Turkey
Croatia	United Kingdom
Cyprus	Republic of Yugoslavia
Czech Republic
Denmark
Estonia
Finland
France
Germany
Gibraltar
Greece
Hungary
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Republic of Macedonia
Malta
Monaco
Netherlands
Norway
Poland
Portugal
Romania

B

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

EXHIBIT C
MINIMUM SALES REQUIREMENTS

[*]

C

EXHIBIT D
PATENTS RIGHTS

“Cellegy Patents”

WO 99/24041 - Entitled ‘Penetration enhancing and irritation reducing systems, including improvements thereto, relating to the Licensed Product in the Field and Territory.

Country	Application No.	Filing Date	Patent or Publication No.	Issue/Pub Date	Status
Europe: AT, BE, CH, CY, DE, DK, ES, FI, FR, GB, GR, IE, IT, LU, MC, NL, PT, SE*	98956663.3	11/09/98	Pub. No. EP 1030668A1	Pub. 8/30/00	Pending
Norway	20002422	11/09/98	TBD	TBD	Pending

PCT	PCT/US98/23750	11/09/98	WO 99/24041	5/20/99	National Phase

D

EXHIBIT E
CELLEGY MARKS

Name	Status	Country	Registration Date	Renewal
Tostrex	Registered as EU community mark	Austria	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Belgium	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Cyprus	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Czech Republic	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Denmark	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Estonia	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Finland	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	France	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Germany	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Greece	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Hungary	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Ireland	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Italy	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Latvia	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Liechtenstein	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Lithuania	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Luxemburg	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Malta	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Netherlands	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Norway	6/20/2003	1/21/2012

Name	Status	Country	Registration Date	Renewal
Tostrex	Registered as EU community mark	Poland	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Portugal	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Romania	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Slovak Republic	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Slovenia	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Spain	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	Sweden	6/20/2003	1/21/2012
Tostrex	Registered as EU community mark	United Kingdom	6/20/2003	1/21/2012

Tostrex	Registered	Switzerland	1/22/2002	1/22/2012
Tostrex	No application pending	Andorra	-	-
Tostrex	No application pending	Albania	-	-
Tostrex	No application pending	Bosnia-Herzegovina	-	-
Tostrex	No application pending	Bulgaria	-	-
Tostrex	No application pending	Croatia	-	-
Tostrex	No application pending	Gibraltar	-	-
Tostrex	No application pending	Republic of Yugoslavia	-	-
Tostrex	No application pending	Republic of Macedonia	-	-
Tostrex	No application pending	Monaco	-	-

Name	Status	Country	Registration Date	Renewal
Tostran	Registered as EU community mark	Austria	2/4/2004	5/102012
Tostran	Registered as EU community mark	Belgium	2/4/2004	5/102012

Name	Status	Country	Registration Date	Renewal
Tostran	Registered as EU community mark	Cyprus	2/4/2004	5/102012
Tostran	Registered as EU community mark	Czech Republic	2/4/2004	5/102012
Tostran	Registered as EU community mark	Denmark	2/4/2004	5/102012
Tostran	Registered as EU community mark	Estonia	2/4/2004	5/102012
Tostran	Registered as EU community mark	Finland	2/4/2004	5/102012
Tostran	Registered as EU community mark	France	2/4/2004	5/102012
Tostran	Registered as EU community mark	Germany	2/4/2004	5/102012
Tostran	Registered as EU community mark	Greece	2/4/2004	5/102012
Tostran	Registered as EU community mark	Hungary	2/4/2004	5/102012
Tostran	Registered as EU community mark	Ireland	2/4/2004	5/102012
Tostran	Registered as EU community mark	Italy	2/4/2004	5/102012
Tostran	Registered as EU community mark	Latvia	2/4/2004	5/102012
Tostran	Registered as EU community mark	Liechtenstein	2/4/2004	5/102012
Tostran	Registered as EU community mark	Lithuania	2/4/2004	5/102012
Tostran	Registered as EU community mark	Luxemburg	2/4/2004	5/102012
Tostran	Registered as EU community mark	Malta	2/4/2004	5/102012
Tostran	Registered as EU community mark	Netherlands	2/4/2004	5/102012
Tostran	Registered as EU community mark	Norway	2/4/2004	5/102012
Tostran	Registered as EU community mark	Poland	2/4/2004	5/102012
Tostran	Registered as EU community mark	Portugal	2/4/2004	5/102012
Tostran	Registered as EU community mark	Romania	2/4/2004	5/102012
Tostran	Registered as EU community mark	Slovak Republic	2/4/2004	5/102012
Tostran	Registered as EU community mark	Slovenia	2/4/2004	5/102012

Name	Status	Country	Registration Date	Renewal
Tostran	Registered as EU community mark	Spain	2/4/2004	5/102012
Tostran	Registered as EU community mark	Sweden	2/4/2004	5/102012
Tostran	Registered as EU community mark	United Kingdom	2/4/2004	5/102012

Tostran	Registered	Switzerland	9/3/2002	5/3/2012
Tostran	No application pending	Andorra	-	-
Tostran	No application pending	Albania	-	-
Tostran	No application pending	Bosnia-Herzegovina	-	-
Tostran	No application pending	Bulgaria	-	-
Tostran	No application pending	Croatia	-	-
Tostran	No application pending	Gibraltar	-	-
Tostran	No application pending	Republic of Yugoslavia	-	-
Tostran	No application pending	Republic of Macedonia	-	-
Tostran	No application pending	Monaco	-	-

Name	Status	Country	Registration Date	Renewal
Fortigel	Pending approval	Austria	4/28/2003	Unknown
Fortigel	Pending approval	Belgium	4/28/2003	Unknown
Fortigel	Pending approval	Cyprus	4/28/2003	Unknown
Fortigel	Pending approval	Czech Republic	4/28/2003	Unknown
Fortigel	Pending approval	Denmark	4/28/2003	Unknown
Fortigel	Pending approval	Estonia	4/28/2003	Unknown
Fortigel	Pending approval	Finland	4/28/2003	Unknown
Fortigel	Pending approval	France	4/28/2003	Unknown
Fortigel	Pending approval	Germany	4/28/2003	Unknown

Name	Status	Country	Registration Date	Renewal
Fortigel	Pending approval	Greece	4/28/2003	Unknown
Fortigel	Pending approval	Hungary	4/28/2003	Unknown
Fortigel	Pending approval	Ireland	4/28/2003	Unknown
Fortigel	Pending approval	Italy	4/28/2003	Unknown
Fortigel	Pending approval	Latvia	4/28/2003	Unknown
Fortigel	Pending approval	Liechtenstein	4/28/2003	Unknown
Fortigel	Pending approval	Lithuania	4/28/2003	Unknown
Fortigel	Pending approval	Luxemburg	4/28/2003	Unknown
Fortigel	Pending approval	Malta	4/28/2003	Unknown
Fortigel	Pending approval	Netherlands	4/28/2003	Unknown
Fortigel	Pending approval	Norway	4/28/2003	Unknown
Fortigel	Pending approval	Poland	4/28/2003	Unknown
Fortigel	Pending approval	Portugal	4/28/2003	Unknown
Fortigel	Pending approval	Romania	4/28/2003	Unknown
Fortigel	Pending approval	Slovak Republic	4/28/2003	Unknown
Fortigel	Pending approval	Slovenia	4/28/2003	Unknown
Fortigel	Pending approval	Spain	4/28/2003	Unknown
Fortigel	Pending approval	Sweden	4/28/2003	Unknown
Fortigel	Pending approval	United Kingdom	4/28/2003	Unknown

Fortigel	No application pending	Switzerland	-	-
Fortigel	No application pending	Andorra	-	-
Fortigel	No application pending	Albania	-	-
Fortigel	No application pending	Bosnia-Herzegovina	-	-
Fortigel	No application pending	Bulgaria	-	-

Name	Status	Country	Registration Date	Renewal
Fortigel	No application pending	Croatia	-	-
Fortigel	No application pending	Gibraltar	-	-
Fortigel	No application pending	Republic of Yugoslavia	-	-
Fortigel	No application pending	Republic of Macedonia	-	-
Fortigel	No application pending	Monaco	-	-

EXHIBIT F
STRAKAN GROUP LIMITED GUARANTEE

ProStrakan Group plc (“Group”) hereby unconditionally guarantees and undertakes to Cellegy that Licensee will duly and punctually observe and perform all the undertakings, covenants and obligations of Licensee under this Agreement (including the payment of any damages becoming due to Cellegy as a result of any breach by Licensee of such undertakings, covenants and obligations) and under any agreements between the Parties (or any of them) which are expressly supplemental to this Agreement or which this Agreement requires to be executed (the “Obligations”) to the intent that if Licensee shall fail for whatever reason so to observe and perform any Obligations, Group shall be liable to perform the same in all respects as if Group was the party principally bound thereby in place of Licensee on demand from Cellegy.

F

EXHIBIT G

ADVERSE EVENT REPORTING

G